Exhibit 10.13

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AOL Inc. - Annual Bonus Plan

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1. Objective

The success of AOL Inc., along with its subsidiaries and affiliates (together the “Company”), is to a great extent dependent on the caliber of its employees. The AOL Inc. Annual Bonus Plan (the “ABP”) is a critical tool in rewarding outstanding Company performance, individual performance and behaviors that contribute to the achievement of corporate objectives.

At the discretion of senior management, the ABP provides participating employees (other than the executive officers of the Company whose participation is governed by the AOL Inc. Annual Incentive Plan for Executive Officers (the “Executive AIP”) and Section 6 herein) with the opportunity to receive cash incentives based on the financial and operational performance of the Company as well as their own individual performance.

The guidelines provided in this document are applicable to all ABP eligible employees regardless of location. As appropriate, due to local country laws or regulations, certain processes or calculations may be modified. For guidance on the application of the ABP within your particular country, please contact your HR representative.

The ABP shall supersede the Global Bonus Plan (GBP) in its entirety.

2. Eligibility

Employees of the Company with job grades A through J are eligible to participate in the ABP, subject to the terms of the ABP and the following conditions (each such employee, a “Participant”).

a.	U.S. based employees must be scheduled to work a minimum of 25 hours or more per week to be eligible to participate.

b.	Employees eligible to participate in any other Company incentive plan, including but not limited to sales incentive plans and bonus plans (e.g., the Patch Bonus Plan, etc.) are not eligible to participate in the ABP.

c.

New employees who are hired during the 4th quarter of a plan year (October 1st – December 31st or “Q4”) become eligible to participate in the ABP beginning on January 1st of the following plan year. These employees will not be eligible to participate in the ABP or receive a prorated ABP payout for the plan year in which they were hired or transferred.

d.	UK employees – a new employee who is hired during the year will be eligible to participate in the ABP beginning on his or her first day of employment or when he or she transfers into an eligible position. In addition, employees on a fixed term contracts are eligible to participate provided they are actively employed on the payment date.

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e.	Certain individuals, including, but not limited to, interns, MBA interns, contractors, bloggers and temporary workers who are not considered employees of the Company are not eligible to participate in the ABP. This list is not intended to be all inclusive and may be updated without prior notice.

f.	The eligibility of executive officers of the Company will be determined pursuant to Section 5 of the Executive AIP.

3. Target Incentive

The ABP target incentive for Participants in job grades A through J is reflected as a percentage of such Participant’s annual base pay. If a Participant in grades A through J is an executive officer of the Company, then the applicable ABP target incentive for such Participant will be a component in the criteria used by the Committee (as defined in the Executive AIP) to apply negative discretion in determining the actual annual incentive payable to such Participant pursuant to the terms of the Executive AIP. No annual incentive payment will be made to an executive officer of the Company unless and until the performance goal specified in Section 3.2 of the Executive AIP is achieved.

Actual annual incentive payouts, if granted, will be calculated based on a Participant’s actual base pay for the plan year in accordance with the administrative guidelines of the ABP.

4. Performance Measures & Weighting

ABP target incentive payouts are calculated based on the following factors:

a.	For Participants who are the Chief Executive Officer or an Executive Vice-President (“EVP”), the Company’s financial and operational performance is weighted at 75%.

b.	For SVPs and below, the Company’s financial and operational performance is weighted at 50%.

c.	Participants who are the Chief Executive Officer an EVP, individual performance as measured against pre-approved performance measures, is weighted at 25%.

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d.	For SVPs and below, individual performance as measured by a Participant’s overall rating in his or her annual performance review is weighted at 50%. Participants are rated on a 5-point scale against pre-determined individualized goals. The performance rating is then ranked with all other ratings within the EVP’s organization. Participants whose ratings are in the top 30th percentile of all eligible employees will be eligible to receive an additional discretionary annual incentive payment (or, in the case of a Participant who is an executive officer of the Company, this will be an additional factor considered in the application of negative discretion in determining the actual amount of the annual incentive that such Participant will receive under the Executive AIP (see below)). Participants in the bottom 10th percentile of eligible employees will not be eligible for a bonus.

e.	With respect to a Participant who is an executive officer of the Company, the foregoing performance measures may be used by the Committee apply negative discretion to determine the actual bonus payable to such Participant (as set forth in Section 3.4 of the Executive AIP); provided, however, that the Company has positive “Adjusted Net Income,” as defined in the Executive AIP.

5. Funding

The Company’s total ABP funding is based on the Company’s operating income before depreciation and amortization (“OIBDA”) and Free Cash Flow achievement level, excluding restructuring costs. The OIBDA and Free Cash Flow goals are determined at the beginning of each plan year by senior management.

The ABP funding levels at various levels of the Company’s achievement are determined on an annual basis at the beginning of each plan year.

Both the OIBDA and Free Cash Flow metrics must meet the minimum threshold associated with a targeted funding level in order to have any payment at that targeted funding level. There is no guarantee of payout if the threshold is not met.

An employee who is rated below 100% in his or her individual performance metric will be funded at the lower of his or her performance rating or the Company’s performance rating. For example, if the Company achieves a 110% rating and the employee receives a 70% rating, the employee’s bonus will be funded at 70% for both the individual rating as well as the Company rating.

Final ABP funding is at the discretion of the Chief Executive Officer of the Company.

6. Executive Officers

This Section 6 will apply only to those Participants who are also executive officers, which determination will be made by the Committee. Only with respect to annual incentives payable to such Participants should the ABP be considered a sub-plan of the

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Executive AIP. The eligibility of such Participants will be determined pursuant to Section 5 of the Executive AIP and the performance goals for such Participants will be determined pursuant to Section 3 of the Executive AIP. In addition, this sub-plan for Participants who are executive officers will be administered in accordance with Section 4 of the Executive AIP. The method, timing and/or form of any annual incentive payouts to such Participants will be as set forth in the Executive AIP. Once the Committee determines in writing that performance goals have been achieved (pursuant to Section 3 of the Executive AIP), the Committee may use negative discretion to finalize the annual incentive payouts, pursuant to the guidelines established under the ABP. The guidelines for each plan year will be set forth on an addendum to the ABP. Any capitalized terms used in this section (and throughout the ABP with respect to a Participant who is an executive officer of the Company) but not otherwise defined herein, in connection with determining the annual incentive payouts for such Participant only, will have the meaning set forth in the Executive AIP. In the event of a conflict between any term or provision contained in the ABP and a term or provision of the Executive AIP, the terms and provisions of the Executive AIP will govern and prevail.

7. Administrative Guidelines

a.	The ABP is an annual bonus plan based on Company and individual performance from January 1st through December 31st (the “plan year”).

b.	Any payouts with respect to a plan year will be distributed once a year, between January 1st and no later than March 15th of the year immediately following the end of such plan year.

India: Any payouts will be distributed once a year and no later than March 31st following the end of the applicable plan year.

c.	Participants must be actively employed by the Company at the time of payout in order to be eligible to receive a payout, unless otherwise required by law.

d.	Employees promoted or transferred into an ABP eligible position may participate in the ABP effective as of the first day they were employed in an ABP eligible position. The ABP payment will be prorated daily based on the length of time such employee works in the ABP eligible position during the plan year.

e.	Participants transferring from an ABP eligible position to non-ABP eligible positions will be eligible to receive an ABP payout, prorated on a daily basis for the portion of the plan year in which they were employed in an ABP eligible position, provided that the Company pays a bonus under the ABP to other Participants for that plan year.

f.	ABP payouts for Participants who are promoted or transferred from one ABP level to another during the plan year will be eligible to receive an ABP payout, prorated on a daily basis based on the length of time in each position during the year.

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g.	Employees transferring to or from a sales or other incentive/bonus eligible position are eligible for a prorated ABP payout for the time they were in an ABP eligible position during the plan year, in accordance with the guidelines set forth in this plan.

h.	Participants on an approved leave of absence are eligible for a prorated ABP payout for the time period during the plan year that they were scheduled to work 25 or more hours per week.

India - Participants on an approved leave of absence without pay (Loss of Pay leave) are eligible for an ABP payout only for the prorated time period when they were either at work or on approved leave of absence with pay during the applicable plan year. Such Participants are eligible for payment only upon return to work. If a Participant does not return from a leave of absence without pay, the individual will not receive a bonus payment.

Canada - Participants on an approved leave of absence are eligible for a prorated ABP payout for the time period during the applicable plan year that they were scheduled to work 25 or more hours/week. Participants are eligible for payment only upon a return to work. If a Participant does not return from a leave of absence, the individual will not receive a bonus payment.

i.	The ABP allocation may not exceed 200% of a Participant’s bonus target.

j.	In the event a Participant dies during the plan year, the Participant’s beneficiaries will receive a prorated ABP payout based on the number of days the Participant spent in an ABP eligible position during such plan year.

k.	There is no guaranteed ABP payout.

8. Miscellaneous

a.	Participation in the ABP does not constitute a contract of employment or a contractual agreement for payout. All elements of the ABP are at the discretion of the Company. This document is for informational purposes only. The ABP should not be considered to be a part of a Participant’s annual compensation. The Company reserves the right to modify, revoke, suspend, terminate, or disregard all plan practices, policies or procedures, in whole or in part, published or unpublished, at any time, with or without notice.

b.	Management reserves the right to exercise discretion in calculating the ABP payout, and in setting or adjusting any values or factors used in the calculation of the ABP payout with respect to non-executive officer Participants only. Such discretion for Participants who are executive officers of the Company resides solely with the Committee (as defined in the Executive AIP) pursuant to the Executive AIP.

c.	In the event of any inconsistency or conflict between the provisions of any other communications and the terms of this plan document, the terms outlined in this plan document will prevail.

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d.	Participants will not have the right to assign, pledge, or otherwise transfer any payments to which they may be entitled under the ABP.

e.	The Company reserves the right to deduct any moneys owed to the Company by a Participant from any payout under the ABP prior to distribution, unless local or regional laws require otherwise.

f.	The Company will be entitled to withhold from any payment due to a Participant any and all applicable income and employment taxes.

g.	The ABP is intended to be exempt from Internal Revenue Code Section 409A.

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